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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                               E'TOWN CORPORATION

                                THAMES WATER Plc

                                       AND

                            EDWARD ACQUISITION CORP.

                          dated as of November 21, 1999


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         AGREEMENT AND PLAN OF MERGER, dated as of November 21, 1999 (this
"Agreement"), among E'town Corporation, a New Jersey corporation (the "Company"), Thames Water Plc, a public limited company organized under the laws of England and Wales ("Parent") and Edward Acquisition Corp., a New Jersey corporation which is indirectly wholly-owned by Parent ("Merger Sub").

         WHEREAS, the Company and Parent have determined to engage in a business combination transaction on the terms stated herein; and

         WHEREAS, the Boards of Directors of the Company and Parent have approved and deemed it advisable and in the best interests of their respective shareholders to consummate the transactions contemplated herein under which the businesses of the Company and Parent would be combined by means of the merger of Merger Sub with and into the Company;

         NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   THE MERGER

     Section 1.01 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into the Company (the "Merger") in accordance with the laws of the State of New Jersey. The Company shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of New Jersey. The effects and the consequences of the Merger shall be as set forth in Section 1.02. Throughout this Agreement, the term "Merger Sub" shall refer to Merger Sub prior to the Merger and the term "Surviving Corporation" shall refer to the Company in its capacity as the surviving corporation in the Merger.

     Section 1.02 EFFECTS OF THE MERGER. At the Effective Time, (i) the Certificate of Incorporation, as amended, of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, and (ii) the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws. Subject to the foregoing, the additional effects of the Merger shall be as provided in Section 14A:10-6 of the New Jersey Business Corporation Act (the "NJBCA").

     Section 1.03 EFFECTIVE TIME OF THE MERGER. On the Closing Date (as defined in Section 3.01), a certificate of merger complying with Section 14A:10-4.1 of the NJBCA (the "Certificate of Merger") shall be delivered to the Secretary of the State of New Jersey for filing. The Merger shall become effective upon the filing of the Certificate of Merger,


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or at such later date and time as may be set forth in the Certificate of Merger
(the "Effective Time").

     Section 1.04 DIRECTORS. (a) The directors of the Merger Sub immediately prior to the Effective Time, plus Andrew M. Chapman and Edward A. Clerico, shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and by-laws of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their respective successor shall be duly elected or appointed and qualified.

          (b) Parent shall take all necessary action to cause Andrew M. Chapman to be elected as a director, as of the Effective Time, of Thames Water North America Inc. or such other subsidiary of Parent as shall act as the holding company for Parent's businesses in North America.

          (c) Parent shall take all necessary action to cause Anne Evans Estabrook to be elected as a member, as of the Effective Time, of Thames Water International Services Ltd.'s International Supervisory Board.

     Section 1.05 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the initial officers of, and shall hold the same positions with, the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the NJBCA.

     Section 1.06 HEADQUARTERS OF THE COMPANY. Parent agrees to maintain an operational headquarters of the Surviving Corporation in the State of New Jersey.

                                   ARTICLE II

                               TREATMENT OF SHARES

     Section 2.01 EFFECT OF THE MERGER ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Parent:

          (a) Shares of Merger Sub Stock. Each share of common stock, no par value, of Merger Sub (the "Merger Sub Common Stock") that is issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

          (b) Cancellation of Certain Company Common Stock. Each share of common stock, no par value, of the Company (the "Company Common Stock") that is owned by the Company as treasury stock and all shares of Company Common Stock that are owned by Parent (if any) shall be canceled and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

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          (c) Conversion of Company Common Stock. Each share of Company Common
Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall be canceled and converted in accordance with the provisions of this Section 2.01 into the right to receive cash in U.S. dollars in the amount of $68.00 (the "Merger Consideration"), payable, without interest, to the holder of such share of Company Common Stock, upon surrender, in the manner provided in Section 2.02 hereof, of the certificate formerly evidencing such share.

          Section 2.02 SURRENDER OF SHARES. (a) Deposit with Paying Agent. Prior to the Effective Time, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the benefit of the holders of Company Common Stock to receive the funds to which holders of Company Common Stock shall become entitled pursuant to
Section 2.01(c) (the "Exchange Fund"). From time to time at, immediately prior to or after the Effective Time, Parent shall make or cause to be made available to the Paying Agent immediately available funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of Certificates (as defined in Section 2.02(b)) in accordance with Section 2.02(b), it being understood that any and all interest or other income earned on funds made available to the Paying Agent pursuant to this Section 2.02(a) shall belong to and shall be paid (at the time provided for in Section 2.02(e)) as directed by Parent or Merger Sub. Any such funds deposited with the Paying Agent by Parent shall be invested by the Paying Agent as directed by Parent or Merger Sub.

          (b) Exchange Procedure. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Company Common Stock (the "Canceled Shares") that were canceled and became instead the right to receive the Merger Consideration pursuant to Section 2.01(c): (i) a letter of transmittal in such form as Parent and the Company may reasonably agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate or Certificates to the Paying Agent for cancellation (or to such other agent or agents as may be appointed by Parent and are reasonably acceptable to the Company), together with a duly executed letter of transmittal and such other documents as the Paying Agent shall require, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock formerly evidenced by such Certificate which such holder has the right to receive pursuant to Section 2.01(c). In the event of a transfer of ownership of Canceled Shares which is not registered in the transfer records of the Company, the Merger Consideration in respect of such Canceled Shares may be given to the transferee thereof if the Certificate or Certificates representing such Canceled Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. At any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Merger Consideration subject to and upon the surrender of such Certificate as contemplated by this Section 2.02. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to Section 2.01(c).

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          (c) No Further Ownership Rights in Company Common Stock. The Merger
Consideration paid upon the surrender of Certificates in accordance with the terms of Section 2.01(c) shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby. From and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers thereon of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Section 2.02.

          (d) Lost, Stolen or Destroyed Certificates. In the event any owner of any Certificate shall claim that such Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the owner of such Certificate and delivery of that affidavit to the Paying Agent and, if required by Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against Parent, the Company or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable upon due surrender of, and deliverable pursuant to this Section 2.02 in respect of, the shares of Company Common Stock to which such Certificate relates.

          (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Consideration payable upon due surrender of the Certificates held by them. Neither Parent nor the Surviving Corporation shall be liable to any former holder of shares of Company Common Stock for the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.03 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, including the tax laws of the United Kingdom; provided, however, that if such withholding may be eliminated or reduced through the delivery of any certificate or other documentation, each of the Surviving Corporation and the Parent shall provide each holder of Company Common Stock with a reasonable opportunity to deliver such certificate or other documentation. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

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                                   ARTICLE III

                                   THE CLOSING

     Section 3.01 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Winthrop, Stimson, Putnam & Roberts, New York, New York, at 10:00 a.m., New York City time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions), or at such other time and date and place as the Company and Parent shall mutually agree (the "Closing Date").

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub as follows:

          Section 4.01 ORGANIZATION AND QUALIFICATION. Except as set forth in
Section 4.01 of the Company Disclosure Schedule (as defined in Section 7.05), the Company and each of its subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole or on the ability of the Company to consummate this Agreement (any such material adverse effect being hereafter referred to as a "Company Material Adverse Effect"). As used in this Agreement, the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person.

     Section 4.02 SUBSIDIARIES. Section 4.02 of the Company Disclosure Schedule sets forth a description as of the date hereof, of all material subsidiaries of the Company, including the name of each such entity, the state or jurisdiction of its incorporation or organization, the Company's interest therein and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.02 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock owned by the Company of each Company subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature

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whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

     Section 4.03 CAPITALIZATION. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock. As of the close of business on November 17, 1999, there were issued and outstanding 8,685,984 shares of Company Common Stock. All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.03 of the Company Disclosure Schedule, as of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries having the right to vote on matters on which shareholders of the Company generally may vote. Except as set forth in Section 4.03 of the Company Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertaking of any kind to which the Company or any of its subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its subsidiaries, or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its subsidiaries, or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 4.03 of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or to provide funds to, or make any investment in any other person, other than a wholly owned subsidiary of the Company.

     Section 4.04 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.
(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 4.13) and the Company Required Statutory Approvals (as defined in Section 4.04(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate or shareholder proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger other than the obtaining of the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms.

          (b) Non-Contravention. Except as set forth in Section 4.04(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in a right of termination, cancellation, or acceleration of any

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obligation under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation" with respect to the Company (such term when used in Article V having a correlative meaning with respect to Parent)) pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of the Company or any of its subsidiaries, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.04(c)) applicable to the Company, any of its subsidiaries or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.04(b) of the Company Disclosure Schedule (the "Company Required Consents") any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i), (ii) and (iii) such Violations as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c) Statutory Approvals. Except as described in Section 4.04(c) of the Company Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a public utility commission, a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, where the failure to obtain, make or give such declaration, filing, registration, notice, authorization, consent or approval would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the "Company Required Statutory Approvals").

          (d) Compliance. Except as set forth in Section 4.04(d) or Section 4.11 of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports (as defined in Section 4.05) filed prior to the date hereof, neither the Company nor any of its subsidiaries is in violation of, or has been given notice of any purported violation of, any law, statute, order, rule, regulation (collectively, the "Laws") or judgment, order or decree (collectively, the "Orders") or Permits (as defined below) (including, without limitation, any applicable Environmental Law, as defined in Section 4.11(g)(ii)) of any Governmental Authority except for violations that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. Except as set forth in Section 4.04(d) of the Company Disclosure Schedule or in Section 4.11 of the Company Disclosure Schedule, the Company and its subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects (collectively, the "Permits"), except those which the failure to obtain would, individually or in the aggregate, not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in
Section 4.04(d) of the Company Disclosure Schedule, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third

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party, could result in a default under, (i) its certificate of incorporation or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (e) Non-Competition. Except as set forth in Section 4.04(e) of the Company Disclosure Schedule, there is no "non-competition" or other similar contract or agreement that restricts the ability of the Company or any of its subsidiaries to conduct business in any geographic area or that would reasonably be likely to restrict the Surviving Corporation or any of its subsidiaries to conduct business in any geographic area.

          Section 4.05 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by the Company and its subsidiaries since January 1, 1998 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, exhibits and amendments appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1998 (as such documents have since the time of their filing been amended, the "Company SEC Reports"). As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements (including the related notes) of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. True and complete copies of the Certificate of Incorporation, as amended, and by-laws of the Company, as in effect on the date hereof, have been made available to Parent.

     Section 4.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in
Section 4.06 of the Company Disclosure Schedule, since December 31, 1998, the Company and each of its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been, and no fact or condition exists which has or could reasonably be expected to have, a Company Material Adverse Effect.

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     Section 4.07 LITIGATION. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 4.07, Section 4.09 or
Section 4.11 of the Company Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or threatened, nor are there any investigations or reviews pending or threatened against, relating to or affecting the Company or any of its subsidiaries, and (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its subsidiaries, except for any of the foregoing under clauses (i) and (ii) that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

     Section 4.08 INFORMATION SUPPLIED. The proxy statement relating to the Company Special Meeting (as defined in Section 7.03), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC in connection with the Merger and other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and will not, on the date of their respective filings or, in the case of the Proxy Statement, at the date it is mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference therein.

     Section 4.09 TAX MATTERS. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, alternative minimum, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, environmental (including taxes under Section 59A of the Code), gross receipts, capital stock, production, business and occupation, disability, employment, payroll, social security, unemployment, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return," as used in this Agreement, means a report, return or other written information required to be supplied to a governmental taxing authority with respect to Taxes.

     Except as disclosed in Section 4.09 of the Company Disclosure Schedule:

          (a) Filing of Timely Tax Returns. The Company and each of its subsidiaries have duly filed (or there has been filed on its behalf) within the time prescribed by law all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct.

          (b) Payment of Taxes. The Company and each of its subsidiaries have, within the time and in the manner prescribed by law, paid all material Taxes that are currently due and payable except for those being contested in good faith in appropriate proceedings and for which adequate reserves have been taken.

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          (c) Tax Reserves. The Company and its subsidiaries have established on their books and records adequate reserves for all Taxes and for any liability for deferred income taxes in accordance with GAAP.

          (d) Extensions of Time for Filing Tax Returns. Neither the Company nor any of its subsidiaries has requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

          (e) Waivers of Statute of Limitations. Neither the Company nor any of its subsidiaries has in effect any extension, outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns.

          (f) Expiration of Statute of Limitations. The Tax Returns of the Company and each of its subsidiaries either have been examined and settled with the appropriate Tax authority or closed by virtue of the expiration of the applicable statute of limitations for all years through and including 1995.

          (g) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings are presently pending or threatened with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries (other than those being contested in good faith and for which adequate reserves have been established). There is no material dispute or claim concerning any Tax liability of any of the Company and its subsidiaries either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which the Company or any of its subsidiaries has actual knowledge.

          (h) Tax Rulings. Neither the Company nor any of its subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

          (i) Availability of Tax Returns. The Company has provided or made available to Parent complete and accurate copies of (i) all Federal income tax returns, and any amendments thereto, filed by the Company or any of its subsidiaries covering the years 1994 through 1998, (ii) all State income tax returns, and any amendments thereto, filed by the Company or any of its subsidiaries covering the years 1995 through 1998, (iii) all revenue agent's or other audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its subsidiaries covering the years 1995 through 1998, and (iv) any Closing Agreements entered into by the Company or any of its subsidiaries with any taxing authority since 1995.

          (j) Tax Sharing Agreements. Neither the Company nor any of its subsidiaries is a party to any agreement relating to allocating or sharing of Taxes.

          (k) Liability for Others. Neither the Company nor any of its subsidiaries has any liability for any material Taxes of any person other than the Company and its subsidiaries (i) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or
(iv) otherwise.

          (l) Code Section 897. To the best knowledge of the Company, no foreign person owns or has owned beneficially more than five percent of the total fair market value of Company Common Stock during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Code.

          Section 4.10 EMPLOYEE MATTERS; ERISA. (a) Each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, deferred compensation, share option or other written agreement relating to employment or fringe benefits for employees, leased employees, former employees, officers or directors of the Company or any of its subsidiaries ("Company Personnel") or which provides benefits as of the date hereof to Company Personnel or pursuant to which the Company or any of its subsidiaries has or could reasonably be expected to have any liability (collectively, the "Company Employee Benefit Plans") is listed in Schedule 4.10(a) of the Company Disclosure Schedule. Each Company Employee Benefit Plan is in material compliance with applicable law, and has been administered and operated in all material respects in accordance with its terms. Each Company Employee Benefit Plan which is intended to be qualified within the meaning of
Section 401(a) of the Code has received a favorable determination letter from the IRS as to such qualification and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination.

          (b) Complete and correct copies of the following documents have been made available to Parent as of the date of this Agreement: (i) all Company Employee Benefit Plans (or in each case of an unwritten plan, a written description thereof) and any related trust agreements or insurance contracts,
(ii) the most current summary descriptions of each Company Employee Benefit Plan subject to ERISA, (iii) the most recent Form 5500s and Schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the IRS with respect to the qualified status of any Company Employee Benefit Plan, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust and (vi) the most recent actuarial report of the qualified actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

          (c) Except as set forth in Schedule 4.10(c) of the Company Disclosure Schedule, none of the Company, any of its subsidiaries or any other entity required to be aggregated with the Company or any of its subsidiaries under
Section 4.14(b) or (c) of the Code (the "Controlled Group") has, within the five-year period preceding the date of this Agreement, at any time contributed to any "multiemployer plan," as that term is defined in Section 4001 of ERISA.

          (d) Except as disclosed on Section 4.10(d) of the Company Disclosure Schedule, as of the date hereof, there are no actions, suits or claims pending or, to the Company's knowledge, threatened (other than routine claims for benefits in the ordinary course) with respect to any Company Employee Benefit Plan. No event has occurred, and to the knowledge of the Company there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan, under which the Company or any subsidiary, directly or indirectly

(through any indemnification agreement or otherwise), could be subject to any liability under ERISA, the Code or any other applicable law which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

          (e) None of the Company, any of its subsidiaries or any member of the Controlled Group has incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") or otherwise under Title IV of ERISA (other than the payment of premiums none of which are overdue) that has not been satisfied in full and no event or condition exists or has existed which could reasonably be expected to result in any such material liability. As of the date of this Agreement, no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Employee Benefit Plan that is a defined benefit plan under Section 3(35) of ERISA.

          (f) Full payment has been made of all material amounts which the Company or any affiliate thereof was required under the terms of Company Employee Benefit Plans to have paid as contributions to such plans with respect to periods prior to the date hereof (excluding any amounts not yet due) or there has been an accrual on the books and records of the Company with respect to any such amounts and none of the Company, any of its subsidiaries or any member of the Controlled Group (including for this purpose any entities required to be aggregated under Section 414(m) or (o) of the Code) has incurred or reasonably expects to incur any "accumulated funding deficiency" within the meaning of
Section 302 of ERISA or Section 412 of the Code, whether or not waived. Other than the Employees Retirement Plan of Elizabethtown Water Company ("Pension Plan"), no Company Employee Benefit Plan is subject to Section 412 of the Code or Title IV of ERISA.

          (g) Neither the Company nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Employee Benefit Plans (or their trusts), the Company, any of its subsidiaries or any other person who the Company or any of its subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (h) Except as set forth in Section 4.10(h) of the Company Disclosure Schedule, the events contemplated by this Agreement (either alone or together with any other event) will not (w) entitle any Company Personnel to severance pay, unemployment compensation, or other similar payments under any Company Employee Benefit Plan, (x) accelerate the time of payment or vesting or increase the amount of benefits due under any Company Employee Benefit Plan or compensation to any Company Personnel, (y) result in any payments (including parachute payments) under any Company Employee Benefit Plan or law becoming due to any Company Personnel, or (z) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Company Employee Benefit Plan.

          (i) Except as set forth on Section 4.10(i) of the Company Disclosure Schedule, the Company has reserved the right to amend, terminate or modify at any time, with respect to Company Personnel, any plan or arrangement providing for post-employment health or life insurance coverage.

          (j) All collective bargaining agreements and other contracts with labor unions to which the Company or any of its subsidiaries is a party are described on Section 4.10(j) of the Company Disclosure Schedule. Except as set forth on such Section 4.10(j), no labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Except as set forth in Schedule 4.10(j) of the Company Disclosure Schedule, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries which could reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its subsidiaries is in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, except for non-compliances which in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

     Section 4.11 ENVIRONMENTAL PROTECTION. Except as set forth in Section 4.11 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof:

          (a) Compliance. The Company and each of its subsidiaries are in substantial compliance with all applicable Environmental Laws (as defined in Section 4.11(g)(ii)) and neither the Company nor any of its subsidiaries has received any written communication from any Governmental Authority that alleges that the Company or any of its subsidiaries is not in compliance in a material respect with applicable Environmental Laws.

          (b) Environmental Permits. The Company and each of its subsidiaries have obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable and as described in Section 4.11(b) of the Company Disclosure Schedule, a renewal application has been timely filed and is pending agency approval, and the Company and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or to be in such compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c) Environmental Claims. There are no Environmental Claims (as defined in Section 4.11(g)(i)) pending (i) against the Company or any of its subsidiaries, or (ii) against any real or personal property or operations that the Company or any of its subsidiaries owns, leases or manages, in whole or in part that, if adversely determined, would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

          (d) Releases. Except for Releases (as defined in Section 4.11(g)(iv)) of Hazardous Materials (as defined in Section 4.11(g)(iii)) the liability for which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, there have been no Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries.

          (e) Predecessors. The Company has no knowledge of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of the Company or any of its subsidiaries) whose liability the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

          (f) Disclosure. The Company has made available to Parent or its agents all material studies, reports and investigations in the possession, custody or control of the Company relating to (i) the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by the Company or any predecessor in interest thereto and (ii) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise Released on, under or from any of the properties currently or (to the knowledge of the Company) formerly owned or leased by the Company or any of its subsidiaries.

          (g) As used in this Agreement:

              (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its subsidiaries; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

              (ii) "Environmental Laws" means all applicable federal, United Kingdom, state, local laws, rules, ordinances and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

              (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, coal tar residue, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its subsidiaries operates or has stored, treated or disposed of Hazardous Materials.

              (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

     Section 4.12 REGULATION AS A UTILITY. (a) Except as set forth in
Section 4.12 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States other than New Jersey or by any foreign country. Neither the Company nor any of its subsidiaries is a "holding company", a "subsidiary company", a "public utility company" or (to the knowledge of the Company) an "affiliate" of a "public utility company" or a "holding company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

          (b) Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, from December 31, 1989 to the date of this Agreement no Governmental Entity has denied the request of the Company or any of its subsidiaries to include any utility plant asset in rate base for recovery in the amount of $250,000 or more.

     Section 4.13 VOTE REQUIRED. The approval of the Merger by a majority of the votes cast by all holders of Company Common Stock entitled to vote thereon (the "Company Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of the Company or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

     Section 4.14 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of Salomon Smith Barney Inc. to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

     Section 4.15 OWNERSHIP OF PARENT COMMON STOCK. Except as set forth in
Section 4.15 of the Company Disclosure Schedule, the Company does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of capital stock of Parent.

     Section 4.16 TAKEOVER PROVISIONS; RIGHTS PLAN. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from the requirements of, any "moratorium," "control share," "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of New Jersey, including the New Jersey Shareholders Protection Act of the NJBCA. Neither Parent nor Merger Sub is, solely by virtue of the execution and delivery of this Agreement, a "Beneficial Owner" of Company Common Stock as such term is defined in the Rights Agreement, dated as of February 4, 1991, between the Company and The Bank of New York (the "Company Rights Agreement").

     Section 4.17 YEAR 2000. All computer systems and computer software used by the Company or any of its subsidiaries (i) recognize or are being adapted so that, prior to December 31, 1999, they shall recognize the advent of the year 2000 without any adverse change in operation associated with such recognition,
(ii) can correctly recognize or are being adapted so that they can correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000, including but not limited to accepting date input, performing calculations on dates or portion of dates and providing date output, and the operation and functionality of such computer systems and such computer software will not be adversely affected by the advent of the year 2000 or any manipulation of data featuring information relating to dates before, on or after January 1, 2000, and (iii) can suitably interact with other computer systems and computer software in a way that does not compromise (y) its ability to correctly recognize the advent of the year 2000 or (z) its ability to correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000 (the operations of clauses (i), (ii) and (iii) together, "Millennium Functionality"), except in each case for such computer systems and computer software, the failure of which to achieve Millennium Functionality, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company SEC Reports filed with the SEC prior to the date hereof sets forth the Company's good faith estimate as of the date hereof of the costs to be incurred by the Company and its subsidiaries in order to achieve Millennium Functionality.

     Section 4.18 REAL AND PERSONAL PROPERTY. (a) Real Property. Except as set forth on Section 4.18(a) of the Company Disclosure Schedule, the Company and its subsidiaries own, or have a valid and enforceable right to use under existing franchises, water rights, easements or licenses, or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) necessary for the conduct of the respective businesses as such businesses are now being conducted. Except as disclosed in the Company SEC Reports or Section 4.18(a) of the Company Disclosure Schedule, neither the Company's nor any of its subsidiaries' ownership of or leasehold interest in any such property is subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exception or restriction or claim or charge of any kind (collectively, "Liens"), except for such Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.18(a) of the Company Disclosure Schedule, all such property is in good condition and repair and is suitable in all material respects for the purposes for which it is now being used in the conduct of the businesses of the Company and its subsidiaries, except to the extent that the poor condition or unsuitability of any such property would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b) Personal Property. Except as otherwise disclosed in the Company SEC Reports or Section 4.18(b) of the Company Disclosure Schedule, all personal property that is owned by the Company or any of its subsidiaries and used by any of them in the conduct of their respective businesses is owned free and clear of any Liens, except for such Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.18(b) of the Company Disclosure Schedule, all such property is in good working condition, subject to normal wear and tear, and is suitable in all material respects for the purposes for which it is now being used in the conduct of the businesses of the Company and its subsidiaries, except to the extent that the poor condition or unsuitability of any such property would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 4.19 CERTAIN CONTRACTS. Section 4.19 of the Company Disclosure Schedule sets forth a true and correct list of (i) all Contracts between or among the Company or any subsidiary of the Company, on the one hand, and any other person, on the other hand, which are terminable or which contain any provision that would be triggered as a result of the consummation of any of the transactions contemplated by this Agreement (other than Company Employee Benefit Plans), and (ii) all Contracts upon which, in the sole judgment of the Company, the Company's business is substantially dependent as of the date hereof, including, without limitation, continuing Contracts to sell and purchase water.

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

     Section 5.01 ORGANIZATION AND QUALIFICATION. Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole or on the ability of Parent and Merger Sub to consummate this Agreement (any such material adverse effect being hereafter referred to as a "Parent Material Adverse Effect"). Parent has previously delivered to the Company correct and complete copies of the memorandum and articles of association (or other comparable charter documents) of Parent and the articles of incorporation and by-laws of Merger Sub.

     Section 5.02 CAPITALIZATION. (a) The authorized capital stock of Parent consists of 976,128,916 shares of Parent ordinary shares ("Parent Ordinary Shares") and 380,367,532 B preference shares. As of the close of business on November 17, 1999, there were issued and outstanding 351,300,874 Parent Ordinary Shares and 29,141,672 B preference shares.

          (b) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of the close of business on November 19, 1999, there were issued and outstanding 100 shares of Merger Sub Common Stock, all of which were owned indirectly by Parent.

     Section 5.03 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVAL; COMPLIANCE.
(a) Authority. Parent has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Parent Required Statutory Approval (as defined in Section 5.03(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms.

          (b) Non-Contravention. The execution and delivery of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the memorandum and articles of association or other comparable charter documents of Parent or any of its subsidiaries that would be considered "significant subsidiaries" as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act ("Parent Subsidiaries"), (ii) subject to obtaining the Parent Required Statutory Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent or any Parent Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any Parent Subsidiaries is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i), (ii) and (iii) such Violations as would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect.

          (c) Statutory Approval. Except for Hart-Scott-Rodino Anitrust Improvements Act clearance (the "Parent Required Statutory Approval"), and, to the extent required, filings or notices by Parent in respect of the application for approval of the Merger by the New Jersey Board of Public Utilities, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect.

          (d) Compliance. Neither Parent nor any Parent Subsidiaries is in violation of, or has been given notice of any purported violation of, any law, statute, or order, rule, regulation or judgment (including, without limitation, any applicable Environmental Law) of any Governmental Authority, except for violations that, in the aggregate, are not reasonably expected to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would, in the aggregate, not reasonably be expected to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (i) its memorandum and articles of association or other comparable charter documents or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, in the aggregate, are not reasonably expected to have a Parent Material Adverse Effect.

     Section 5.04 INFORMATION SUPPLIED. The information supplied by Parent and Merger Sub and included in the Proxy Statement with the consent of Parent or Merger Sub, as the case may be, will not, at the date mailed to the Company's shareholders, contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference therein.

     Section 5.05 VOTE REQUIRED. No vote of the holders of any class or series of the capital stock of Parent or any of the Parent Subsidiaries is required to enable Parent to consummate the Merger and the other transactions contemplated hereby.

     Section 5.06 OWNERSHIP OF THE COMPANY COMMON STOCK. Parent does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock.

     Section 5.07 FINANCING. Parent has or will have available, prior to the Effective Time, sufficient cash in U.S. dollars in immediately available funds to pay or to cause Merger Sub to pay the Merger Consideration pursuant to
Article II hereof and to consummate the Merger and other transactions contemplated hereby.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.01 COVENANTS OF THE PARTIES. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Parent and the Company each agree as follows, each as to itself and to each of its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

          (a) Ordinary Course of Business. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to (i) preserve intact their present business organizations and goodwill and preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, (ii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees as a group, and (iii) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear; maintain supplies and inventories in quantities consistent with past practice; and (iv) maintain their rights and franchises except for terminations or expirations thereof which, in the reasonable judgment of the Company, are necessary or desirable in the conduct of the business of the Company and its subsidiaries and which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b) Dividends. The Company shall not, nor shall it permit any of its subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any capital stock other than (A) dividends by a direct or indirect subsidiary to the Company, (B) regular dividends on outstanding preferred stock of the Company's subsidiaries, (C) regular quarterly dividends on Company Common Stock that do not exceed the current regular dividends on Company Common Stock; provided that in the event the Closing has not occurred by September 30, 2000, then the Company may increase the annual rate of such dividends by not more than 3%, and (D) if the Effective Time does not occur between a record date and payment date of a regular quarterly dividend, a special dividend with respect to the quarter in which the Effective Time occurs with a record date on or prior to the date on which the Effective Time occurs, which does not exceed an amount equal to the product of (x) the number of days between the last payment date of a regular quarterly dividend and the record date of such special dividend, multiplied by (y) the quarterly dividend rate then in effect; (ii) split, combine or reclassify any capital stock of the Company or the capital stock of any subsidiary or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock of the Company or the capital stock of any subsidiary; (iii) redeem, repurchase or otherwise acquire any shares of capital stock of the Company or the capital stock of any subsidiary other than (A) redemptions, repurchases and other acquisitions of shares of capital stock in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans consistent with past practice, or (B) intercompany acquisitions of capital stock; or (iv) except to the extent permitted by Section 6.02 or as provided in
Section 4.02 of the Company Disclosure Schedule, adopt a plan of partial or complete liquidation or resolutions providing for, or authorizing, such liquidation or a dissolution, merger, consolidation restructuring, recapitalization or other reorganization of the Company or any subsidiary.

          (c) Issuance of Securities. Except as set forth in Section 6.01(c) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, issue, agree to issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than (i) pursuant to currently outstanding stock options granted under Company Employee Benefit Plans, (ii) pursuant to the Company's dividend reinvestment and stock purchase plan in effect on the date hereof, (iii) pursuant to the Company's 401(k) Plan, (iv) pursuant to the terms of the

Company's outstanding convertible subordinated debentures referred to in
Section 7.14, or (v) in the case of subsidiaries, for issuances of capital stock to the Company or another subsidiary.

          (d) Charter Documents; Other Actions. Neither party shall, nor shall any party permit any of its subsidiaries to, (i) amend its respective articles of organization, by-laws or regulations, or similar organic documents, or (ii) take or fail to take any other action, which in any such case would reasonably be expected to prevent or materially impede or interfere with the Merger (except to the extent permitted by Section 6.02 and Article IX).

          (e) Acquisitions. Except as disclosed in Section 6.01(e) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets other than in the ordinary course of business and acquisitions having an aggregate acquisition consideration payable by the Company of not more than $5,000,000.

          (f) Capital Expenditures. Except (i) as set forth in Section 6.01(f) of the Company Disclosure Schedule, (ii) as may be required by law, (iii) as reasonably deemed necessary by the Company following a catastrophic event, (iv) as may be funded by customer advances or contributions in aid of construction, or (v) as may be required to serve industrial or wholesale customers who generate sufficient revenues to support such capital expenditures, the Company shall not, nor shall it permit any of its subsidiaries to, make capital expenditures in excess of 110% of the aggregate cumulative amount budgeted by the Company or its subsidiaries for capital expenditures as set forth in Section 6.01(f) of the Company Disclosure Schedule.

          (g) No Dispositions. Except as set forth in Section 6.01(g) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, or otherwise dispose of, any of its respective assets, other than (i) dispositions in the ordinary course of business consistent with past practice for consideration not in excess of $1,000,000 per disposition or $5,000,000 in the aggregate, and (ii) sales of real property by E'town Properties, Inc. or, to the extent not required for utility operations, by Elizabethtown Water Company or The Mount Holly Water Company.

          (h) Indebtedness; Investments. Except as set forth in Section 6.01(h) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, (i) other than in connection with actions permitted by Section 6.01(e), make any loans, advances or capital contributions to, or investments in, any other person, other than loans, advances, capital contributions and investments by the Company or a subsidiary of the Company to or in the Company or any wholly owned subsidiary of the Company, (ii) except upon reasonable prior notice to Parent and with Parent's consent (which will not be unreasonably withheld or delayed), pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, or otherwise in excess of $100,000), other than payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice or reflected in the most recent consolidated financial statements (or the notes thereto) of the Company included in the most recent Company SEC Reports filed prior to the date of this Agreement or (iii) other than in connection with actions permitted by Sections 6.01(e) and 6.01(f), create, incur or assume any indebtedness, guarantees, "keep well" agreements, loans or advances not in existence as of the date of this Agreement except for (x) short-term indebtedness incurred in the ordinary course of business consistent with past practice, (y) loans and advances among the Company and its wholly-owned subsidiaries and (z) in connection with the refunding of existing indebtedness at a lower cost of funds.

          (i) Compensation, Benefits. Except as set forth in Section 6.01(i) of the Company Disclosure Schedule or as may be required by applicable law and applicable collective bargaining agreements, or as expressly contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any Company Employee Benefit Plan, or otherwise increase the compensation or benefits of any director, officer or other employee of such party or any of its subsidiaries, except for normal increases in compensation and benefits in the ordinary course of business consistent with past practice that, with respect to employees who are not officers, do not result in an increase in the aggregate amount expended for benefits and compensation by the Company and its subsidiaries in excess of 3.35 percent per year, or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than with respect to employees who are not officers of the Company in the ordinary course of business consistent with current industry practice in an aggregate amount not to exceed $30,000.

          (j) Accounting. Except as set forth in Section 6.01(j) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods in effect on December 31, 1998, except as required by law, rule, regulation or GAAP.

          (k) Cooperation, Notification. Each party shall, and shall cause its subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational and business matters; (ii) keep the other party reasonably informed, orally or in writing, of major developments which have occurred in its business; (iii) in the case of the Company, advise Parent of any change or event which has had or could reasonably be expected to result in a Company Material Adverse Effect; and (iv) promptly provide the other party with copies of all filings made by such party or any of its subsidiaries with any court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

          (l) Third-Party Consents. The Company shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all the Company Required Consents. The Company shall promptly notify Parent of any failure or prospective failure to obtain any such consents and shall provide to Parent copies of all the Company Required Consents obtained by the Company.

          (m) No Breach, Etc. No party shall, nor shall any party permit any of its subsidiaries to, take any action within its control that would or is reasonably likely to result in a material breach of any provision of this Agreement or in the Company or Parent being unable to meet the conditions set forth in Sections 8.02(b) and 8.03(b), respectively, on and as of the Closing Date.

          (n) Contracts. Except as set forth in Section 6.01(n) of the Company Disclosure Schedule or in the ordinary course of business consistent with past practice, the Company shall not, and shall cause its subsidiaries not to, (i) modify, amend, terminate, renew or fail to use commercially reasonable efforts to renew any material contract or agreement to which the Company or any of its subsidiaries is a party, (ii) or waive, release or assign any material rights or claims of the Company or any of its subsidiaries against third parties, or (iii) enter into new material contracts.

          (o) Insurance. The Company shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are consistent with the Company's insurance coverages as of the date hereof.

          (p) Permits. The Company shall, and shall cause its subsidiaries to, use reasonable efforts to maintain in effect all existing Permits, except for those Permits the expiration or termination of which would not reasonably be expected to have a Company Material Adverse Effect.

          (q) Takeover Laws. Neither party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law.

          (r) Taxes. The Company shall not, and shall cause its subsidiaries not to, (A) make or rescind any express or deemed material election relating to Taxes, (B) except for the matters set forth in Section 6.01(r) of the Company Disclosure Schedule, settle or compromise any material claim, audit, dispute, controversy, examination, investigation or other proceeding relating to Taxes,
(C) materially change any of its methods of reporting income or deductions for federal income Tax purposes, except as may be required by applicable law, or (D) file any material Tax Return that has been prepared other than in a manner consistent in all material respects with past custom and practice.

          (s) Utility Filings. Except for filings in the ordinary course of business consistent with past practice that would not reasonably be expected to have a Company Material Adverse Effect, the Company shall inform Parent reasonably in advance of making a filing to implement any changes in any of its or its subsidiaries' rates or surcharges for water service or executing any agreement with respect thereto and shall, and shall cause its subsidiaries to, deliver to Parent a copy of each such filing or agreement. The Company shall not permit Elizabethtown Water Company to file for an increase in base rates prior to August 21, 2000. Elizabethtown Water Company may file for an increase in base rates after August 21, 2000; provided, however, that if such filing is thereafter consolidated under one docket number with the proceeding before the New Jersey Board of Public Utilities referred to in Section 4.04(c) of the Company Disclosure Schedule, then, upon the written request of Parent received within 10 business days following such consolidation, the Company shall cause Elizabethtown Water Company to promptly withdraw such filing, and Elizabethtown Water Company shall not make a further request to increase base rates without the consent of Parent.

          (t) Conduct of Business of Merger Sub. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall cause Merger Sub to (i) perform its obligations under this Agreement in accordance with its terms, and (ii) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is inconsistent with this Agreement.

          (u) Certain Mergers and Other Actions by Parent. Parent shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, any business or any corporation, partnership or other business organization with material regulated utility operations in the State of New Jersey, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period,
(ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or
(iv) materially delay the consummation of the Merger.

     Section 6.02 COVENANT OF THE COMPANY; ALTERNATIVE PROPOSALS. (a) From and after the date hereof, the Company agrees (i) that it and its subsidiaries will not, and it will cause its and its subsidiaries' officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, encourage, initiate or solicit (including by way of furnishing information) any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) which constitutes or may reasonably be expected to lead to an Alternative Proposal (as defined below) from any person or engage in any discussion or negotiations concerning, or provide any non-public information or data to make or implement an Alternative Proposal; (ii) that it will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussions or negotiations with any parties conducted heretofore with a view of formulating an Alternative Proposal; and (iii) that it will immediately notify Parent orally and in writing of the receipt of any such inquiry, offer or proposals, and that it shall keep Parent informed of the status of any such inquiry, offer or proposal, the identity of the person or group making it, and the material terms thereof.

          (b) Notwithstanding any other provision hereof, the Company may at any time prior to the time the Company shareholders shall have voted to approve this Agreement (i) engage in discussions or negotiations with a third party who, without solicitation in violation of the terms hereof, seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (A)(x) the third party has first made an Alternative Proposal that, in the good faith judgment of the Company's Board of Directors, is reasonably likely to result in a Superior Proposal (as defined below) and (y) the Company's Board of Directors shall conclude in good faith, based upon the advice of outside counsel and such other matters as the Company's Board of Directors deems relevant, that such actions are necessary for the Company's Board of Directors to act in a manner consistent with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (x) provides prompt written notice to Parent to the effect that it intends to furnish information to, or intends to enter into discussions or negotiations with, such person or entity, and of the identity of the person or group making the Alternative Proposal and the material terms thereof and (y) receives from such person an executed confidentiality agreement in reasonably customary form except that such confidentiality agreement shall not prohibit such person from making an unsolicited Alternative Proposal, (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer and/or (iii) accept an Alternative Proposal from a third party, provided that the Company's Board of Directors determines in good faith, after receiving advice from its financial advisor, that such Alternative Proposal is a Superior Proposal and provided further that the Company has complied with the conditions for the termination of this Agreement set forth in Section 9.01(e). "Alternative Proposal" shall mean any merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving the Company or any proposal or offer to acquire in any manner, directly or indirectly (x) 50% or more of the outstanding Company Common Stock, (y) 50% or more of the outstanding common stock of Elizabethtown Water Company, or (z) all or substantially all of the assets of the Company and its subsidiaries taken as a whole. Nothing herein shall prohibit a disposition permitted by Section 6.01(g) hereof. "Superior Proposal" shall mean an Alternative Proposal on terms which the Company's Board of Directors determines in good faith, based on advice of its financial advisor, to be more favorable to the Company's shareholders than the Merger and for which adequate financing, to the extent required, has been reasonably demonstrated to be available.

     Section 6.03 CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or Merger Sub's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

     Section 7.01 ACCESS TO INFORMATION. Upon reasonable notice and during normal business hours, the Company shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, agents and accountants of Parent (collectively, "Representatives") reasonable access, throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records to the extent that the Company or any of its subsidiaries is not under a legal obligation not to provide access or to the extent that such access would not constitute a waiver of the attorney-client privilege and does not unreasonably interfere with the business and operations of the Company; provided that such right of access shall not include environmental inspections or testing with respect to the properties of the Company's subsidiaries. During such period, the Company shall, and shall cause its subsidiaries to, furnish promptly to Parent (i) a copy of each material report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of securities laws or filed with or sent to any regulatory agency or commission, and (ii) access to all information concerning the Company and its subsidiaries as may be reasonably requested by Parent in connection with any filings, applications or approvals required or contemplated by this Agreement. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Evaluation Material (as defined in the Confidentiality Agreement) concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality and Standstill Agreement, dated as of September 9, 1999, between the Company and Parent, as it may be amended from time to time (the "Confidentiality Agreement").

     Section 7.02 REGULATORY MATTERS. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain no later than the Initial Termination Date (as defined in Section 9.01(b)), as such date may be extended pursuant to Section 9.01(b), all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals and the Parent Required Statutory Approval.

     Section 7.03 SHAREHOLDER APPROVAL; PROXY STATEMENT. (a) The Company shall, as soon as reasonably practicable after the date hereof, but subject to Section 6.02, (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Special Meeting") for the purpose of securing the Company Shareholders' Approval, (ii) prepare, file with the SEC, and distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Certificate of Incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the Merger and
(iv) cooperate and consult with Parent with respect to each of the foregoing matters.

          (b) Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement. The information provided by any party hereto for use in the Proxy Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information, in the circumstances under which it is provided, not false or misleading. The Company shall furnish to Parent a draft of the Proxy Statement or any amendment or supplement thereto reasonably in advance of the date the Company expects to file it with the SEC, and will give reasonable consideration to any comments of Parent with respect thereto. The Company shall also include in the Proxy Statement its recommendation that its shareholders approve this Agreement and the Merger as contemplated by clause (a)(iii) of this Section.

     Section 7.04 DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the last sentence of this Section 7.04(a), amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or a subsidiary of the Company (the "Indemnified Liabilities") and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), Parent shall pay or cause to be paid the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred. Any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth in Section 14A:3-5 of the NJBCA and the Certificate of Incorporation or by-laws of the Company shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party. Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

          (b) Insurance. For a period of six years after the Effective Time, Parent shall (i) cause to be maintained in effect policies of directors' and officers' liability insurance for the benefit of those persons who are currently covered by such policies of the Company on terms no less favorable than the terms of such current insurance coverage or (ii) provide tail coverage for such persons which provides coverage for a period of six years for acts prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage, in each case so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement; provided that if the annual premium therefore would exceed such amount, Parent shall purchase as much coverage as is available for such amount.

          (c) Successors. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.04.

          (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in its respective articles of incorporation and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

          (e) Benefit. The provisions of this Section 7.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 7.05 COMPANY DISCLOSURE SCHEDULE. On the date hereof, the Company has delivered to Parent a schedule (the "Company Disclosure Schedule"), accompanied by a certificate signed by its Treasurer stating that the Company Disclosure Schedule is being delivered pursuant to this Section 7.05. The Company Disclosure Schedule constitutes an integral part of this Agreement and modifies the respective representations, warranties, covenants or agreements of the Company contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Company Disclosure Schedule. Anything to the contrary contained herein or in the Company Disclosure Schedule notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Company Disclosure Schedule shall be deemed to have been made on and as of the date hereof.

     Section 7.06 PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law or the rules of any applicable securities exchange or Governmental Authority, the Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto without the consent of the other party (which consent shall not be unreasonably withheld).

     Section 7.07 RIGHTS AGREEMENT. Within five business days following the execution of this Agreement, the Company shall take all action required to render the rights (the "Company Rights") under the Company Rights Agreement inapplicable to the Merger and shall amend the Company Rights Agreement so that
(i) Parent and Merger Sub will not become an "Acquiring Person" as a result of the Merger, (ii) no "Distribution Date" or "Shares Acquisition Date" (as each such term is defined in the Company Rights Agreement) will occur as a result of the Merger, and (iii) all Company Rights issued and outstanding under the Company Rights Agreement will expire immediately prior to the Effective Time. Except as approved in writing by Parent, the Company shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement. If any "Distribution Date" or "Shares Acquisition Date" (as each such term is defined in the Company Rights Agreement) or any event described in
Section 11(a)(ii) of the Company Rights Agreement occurs under the Company Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, Parent and the Company shall make such adjustments to this Agreement, if any, as Parent and the Company shall mutually agree so as to preserve the economic benefits that Parent and the Company each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by the Agreement.

     Section 7.08 CERTAIN EMPLOYEE AGREEMENTS AND ARRANGEMENTS. Subject to
Section 7.09, Parent and the Surviving Corporation and its subsidiaries shall honor, assume and perform, without modification, all contracts, agreements (including without limitation the change in control agreements set forth in Section 4.10(h) of the Company Disclosure Schedule), collective bargaining agreements and commitments of the Company and its subsidiaries entered into prior to the date hereof (or entered into by the Company or its subsidiaries after the date hereof and prior to the Effective Time, to the extent permitted by this Agreement) which apply to any current or former employee or current or former director of the Company and its subsidiaries; provided, however, that the foregoing shall not prevent Parent or the Surviving Corporation from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment. Parent's goal is to create a working environment within the Surviving Corporation which will satisfy the objectives of all of the stakeholders of the Surviving Corporation.

     Section 7.09 EMPLOYEE BENEFIT PLANS. (a) Subject to applicable law and obligations under collective bargaining agreements, for a period of not less than twelve months immediately following the Closing Date , the compensation, benefits and coverage provided to those individuals who continue to be employees of the Surviving Corporation, Parent or their respective subsidiaries (the "Continuing Company Employees") pursuant to employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or their respective subsidiaries shall be not less favorable than those provided to such employees immediately prior to the Closing Date (it being understood that, after the Closing Date, Company Common Stock, or options to purchase Company Common Stock, need not be issued under any employee benefit plans or arrangements). Notwithstanding the foregoing (but subject to Section 7.08), any such employee benefit plan or arrangement that provides as of the date hereof for a continuation period longer than twelve months shall be honored by Parent or the Surviving Corporation. None of Parent, the Surviving Corporation or their respective subsidiaries shall terminate any Continuing Company Employee during the twelve-month period immediately following the Closing Date other than for cause; provided that termination by Parent, the Surviving Corporation or their respective subsidiaries shall not include voluntary retirement or voluntary termination by a Continuing Company Employee.

          (b) Subject to applicable law and obligations under collective bargaining agreements, Parent shall, or shall cause the Surviving Corporation to, give the Continuing Company Employees full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any pension plans maintained by the Surviving Corporation in effect as of the Closing Date for such Continuing Company Employees' service with the Company or any subsidiary of the Company (or any prior employer) to the same extent recognized by the Company or such subsidiary immediately prior to the Closing Date, provided that such credit shall not be required to be given to the extent crediting such service would result in duplication of benefits under such pension plans.

          (c) Subject to applicable law and obligations under collective bargaining agreements, Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Company Employees under any welfare benefit plan established to replace any Company welfare benefit plans in which such Continuing Company Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Continuing Company Employees and that have not been satisfied as of the Closing Date under any Company welfare plan maintained for the Continuing Company Employees immediately prior to the Closing Date and (ii) provide each Continuing Company Employee with credit for any co-payments and deductibles paid prior to the Closing Date for the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Continuing Company Employees are eligible to participate in after the Closing Date.

          (d) Subject to applicable law and obligations under collective bargaining agreements, Parent shall, or shall cause the Surviving Corporation to, provide, for a period of not less than twelve months immediately following the Closing Date, retiree medical plan coverage which shall be not less favorable than the coverage under the Company retiree medical policy as of the date hereof to any former employee of the Company (and his or her eligible dependents) who is currently receiving such benefits thereunder and to any current employee who retires prior to the Closing Date (and his or her eligible dependents).

     Section 7.10 EXPENSES. Subject to Section 9.03, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     Section 7.11 FURTHER ASSURANCES. Each party will, and will cause its subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

     Section 7.12 COMMUNITY INVOLVEMENT. After the Effective Time, Parent will or will cause the Surviving Corporation to make charitable contributions to the communities served by the Surviving Corporation and otherwise maintain a level of involvement in community activities in the State of New Jersey consistent with the level of community development and related activities customarily carried on by Parent's regulated utility subsidiaries.

     Section 7.13 TRANSITION PLANNING. (a) The Company and Parent shall each appoint two persons to serve from time to time as their respective representatives on a committee that will be responsible for coordinating transition planning and implementation relating to the Merger. The initial representatives of the Company shall be Michael Carmedy and Debbie Wrench. The initial representatives of Parent shall be Andrew M. Chapman and Edward A. Clerico.

          (b) Between the date of this Agreement and the Effective Time, Parent at its discretion and expense may locate up to two of its representatives at the offices of the Company

(it being understood that such representatives shall not interfere with the business and operations of the Company or its subsidiaries and shall have no authority whatsoever with respect to the operation of the business of the Company or any of its subsidiaries). During such period the Company shall cause one or more of its designated representatives to consult as reasonably requested by Parent with such representatives of Parent and to discuss the general status of the business of the Company and its subsidiaries consistent with Sections
6.03 and 7.01 hereof.

     Section 7.14 COMPANY CONVERTIBLE SUBORDINATED DEBENTURES. At the written request of Parent made after (i) receipt of the approval of the New Jersey Board of Public Utilities referred to in Section 4.04(c) of the Company Disclosure Schedule (which shall not be subject to any petition for appeal or rehearing),
(ii) satisfaction of the condition referred to in Section 8.01(e) hereof, and
(iii) satisfaction of the condition referred to in Section 8.02 (e) hereof, the Company shall forthwith call for redemption all convertible subordinated debentures of the Company outstanding under the Indenture dated as of January 1, 1987, between the Company and The Bank of New York, as successor Trustee (the "Indenture"), such redemption to occur at the earliest time permitted by the terms of the Indenture. If the above-mentioned redemption has not occurred, Parent shall, prior to the Effective Time, join in the execution and delivery by the Company of a supplemental indenture described in Section 6.01(2) of the Indenture, whereby, pursuant to Section 11.12 of the Indenture, Parent obligates itself, after the Effective Time, to deliver the Merger Consideration upon conversion of the convertible subordinated debentures of the Company outstanding under such Indenture.

     Section 7.15 COMPLIANCE WITH ISRA. Prior to the Closing Date, the Company will undertake, at its own cost and expense, all activities necessary to consummate the Merger in compliance with the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. ("ISRA"). For purposes of this Section 7.15, compliance with ISRA shall be deemed to have been achieved upon receipt by the Company of one of the following: (i) a "Letter of Non-Applicability" issued by the New Jersey Department of Environmental Protection ("NJDEP") with respect to the Merger, (ii) approval of a "Negative Declaration" by the NJDEP, (iii) a "no further action letter" issued by the NJDEP, or (iv) an executed "Remediation Agreement" with the NJDEP (as each such term is defined pursuant to ISRA); provided, however, that in no event shall the Company be required to execute a Remediation Agreement with the NJDEP which, in the Company's reasonable judgment, could be expected to have a Company Material Adverse Effect, unless such Remediation Agreement by its terms would be binding on the Company only if the Merger is consummated.

     Section 7.16 STOCK OPTIONS AND RESTRICTED STOCK. (a) At the Effective Time, each option under the Company's 1987 Company Stock Option Plan and the 1998 Company Stock Option Plan (the "Company Options") which is vested and outstanding immediately prior thereto shall be cancelled, and in exchange therefor, each holder shall have the right to receive (i) the Merger Consideration into which the share or shares of Company Common Stock issuable upon exercise of such Company Option would have been converted if such Company Option had been exercised immediately prior to the Effective Time, reduced by
(ii) (A) the aggregate exercise price for the shares of Company Common Stock then issuable upon exercise of such Company Option and (B) the amount of any withholding taxes which may be required thereon. The Company or the Company's Board of Directors may give any notice or take any other action prior to the Effective Time that is permitted by the terms of any Company Option in order to cause the vesting thereof.

          (b) Between the date of this Agreement and the Closing Date, the Company or the Company's Board of Directors may take all actions as may be necessary or desirable in order that all restrictions and vesting provisions applicable to the restricted stock awards heretofore granted under the Company 1990 Performance Stock Program, the Company Management Incentive Plan and the Company 1998 Directors Stock Plan are cancelled and eliminated as of the Effective Time, so that the holders of such restricted stock may receive in accordance with Section 2.02 the Merger Consideration applicable to such restricted stock (in return for customary releases).

          (c) From and after the date of this Agreement, the Company shall not permit any additional options to purchase shares of Company Common Stock or grants of restricted Company Common Stock to be issued or granted under the Company's stock option plans, performance stock plans, management incentive plans, directors stock plans or otherwise.

                                  ARTICLE VIII

                                   CONDITIONS

     Section 8.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a) Company Shareholder Approvals. The Company Shareholders' Approval shall have been obtained.

          (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

          (c) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

          (d) Statutory Approvals. The Company Required Statutory Approvals and Parent Required Statutory Approval shall have been obtained at or prior to the Effective Time; and such approvals shall have become Final Orders. A "Final Order" means action by the relevant regulatory authority (i) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, (ii) with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, and (iii) as to which all periods prescribed by law during which petitions for appeal or rehearing may be made have expired.

          (e) ISRA Approval. Compliance of the Merger with ISRA shall have been achieved as set forth in Section 7.15.

     Section 8.02 CONDITIONS TO OBLIGATION OF PARENT TO EFFECT THE MERGER. The obligation of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent), on or prior to the Closing Date, of each of the following conditions:

          (a) Performance of Obligations of the Company. The Company shall have performed in all material respects each of its agreements and covenants required by this Agreement to be so performed by the Company at or prior to the Closing.

          (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

          (c) Closing Certificates. Parent shall have received a certificate signed by the President of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in
Section 8.02(a) and Section 8.02(b) have been satisfied.

          (d) No Company Material Adverse Effect. No Company Material Adverse Effect not contemplated by Section 4.06 of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date hereof shall have occurred, and there shall exist no fact or circumstance other than facts and circumstances described in Section 4.06 of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date hereof which could reasonably be expected to have a Company Material Adverse Effect.

          (e) Company Required Statutory Approvals. The Company Required Statutory Approvals shall not impose terms or conditions specifically in relation to the Merger which, in the reasonable judgment of Parent, could be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Surviving Corporation and its subsidiaries taken as a whole if the Merger were consummated.

          (f) Company Required Consents. The Company Required Consents the failure of which to obtain would reasonably be expected to have a Company Material Adverse Effect shall have been obtained.

     Section 8.03 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company), on or prior to the Closing Date, of each of the following conditions:

          (a) Performance of Obligations of Parent. Parent shall have performed in all material respects each of its agreements and covenants required by this Agreement to be so performed by Parent at or prior to the Closing.

          (b) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.

          (c) Closing Certificates. The Company shall have received a certificate signed by the Chief Executive Officer of Parent, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

     Section 9.01 TERMINATION. This Agreement may be terminated, and the Merger and other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

          (a) by mutual written consent of the Boards of Directors of the Company and Parent;

          (b) by Parent or the Company, by written notice to the other parties, if the Effective Time shall not have occurred on or before the date which is nine months from the date hereof (the "Initial Termination Date"); provided, however, that (i) the right to terminate the Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted directly or indirectly in, the failure of the Effective Time to occur on or before such date; (ii) if on the Initial Termination Date the condition to the Closing set forth in Section 8.01(d) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled on such date, then the Initial Termination Date shall be extended to the date which is twelve months from the date hereof (the "Extended Termination Date"); and (iii) if on the Extended Termination Date the condition to the Closing set forth in
Section 8.01(d) shall not have been fulfilled solely because the periods described in clause (iii) of such Section 8.01(d) shall not have expired, the Extended Termination Date shall be extended to the date of expiration of such periods;

          (c) by Parent or the Company, by written notice to the other parties, if the Company Shareholders' Approval shall not have been obtained at a duly held Company Special Meeting, including any adjournments thereof;

          (d) by Parent or the Company, if any law, order, rule or regulation binding upon either of them is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable; (provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party that has not defended such lawsuit or other legal proceeding (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed));

          (e) by the Company if (i) the Company's Board of Directors shall have determined in good faith, based on the advice of outside counsel, that it is necessary, in order to act consistently with its fiduciary duties to the Company's shareholders under applicable law, to terminate this Agreement in order to enter into an agreement with respect to, or to consummate a transaction constituting, a Superior Proposal, (ii) the Company shall have given notice to Parent advising Parent that the Company has received a Superior Proposal from a third party, specifying the material terms and conditions (including the identity of the third party), and that the Company intends to terminate this Agreement in accordance with this Section 9.01(e), (iii) either (A) Parent shall not have revised its proposal for the Merger within 10 days from the time on which such notice is deemed to have been given to Parent or (B) if Parent within such period shall have delivered to the Company's Board of Directors a firm revised proposal for the Merger, the Company's Board of Directors, after receiving advice from the Company's financial advisor, shall have determined in its good faith judgment that notwithstanding a binding commitment to consummate this Agreement and concessions that may be offered by Parent's revised proposal, the third party's Alternative Proposal is superior to Parent's revised proposal for the Merger, and (iv) the Company, at the time of such termination, pays the expenses and the termination fee in accordance with Section 9.03(b);

          (f) by the Company, by written notice to Parent, if (i) there exist breaches of the representations and warranties of Parent made herein as of the date hereof which breaches, individually or in the aggregate, would reasonably be expected to give rise to the failure of the condition set forth in 8.03(b), and such breaches shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied, or (ii) there shall have been a material breach of any agreement or covenant of Parent hereunder, which breach would reasonably be expected to give rise to the failure of the condition set forth in Section 8.03(a), and such breach shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied; or

          (g) by Parent, by written notice to the Company, if (i) there exist breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would reasonably be expected to give rise to the failure of the condition set forth in Section 8.02(b), and such breaches shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (ii) there shall have been a material breach of any agreement or covenant of the Company hereunder, which breach would reasonably be expected to give rise to the failure of the condition set forth in Section 8.02(a), and such breach shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied, or (iii) the Board of Directors takes any action to withdraw or modify in a manner adverse to Parent or Merger Sub its approvals or recommendation of the Merger or this Agreement or to recommend any Alternative Proposal or shall resolve to do any of the foregoing.

     Section 9.02 EFFECT OF TERMINATION. In the event of a valid termination of this Agreement by either the Company or Parent pursuant to Section 9.01, this Agreement shall forthwith become null and void and there shall be no liability on the part of either the Company or Parent or their respective officers or directors hereunder, except that Section 7.10, Section 9.03, the agreement contained in the last sentence of Section 7.01, and Sections 10.08, 10.09 and
10.10 shall survive the termination.

     Section 9.03 TERMINATION FEES; EXPENSES. (a) If this Agreement is terminated by Parent pursuant to Section 9.01(g)(i) or (ii), then the Company shall promptly (but not later than five business days after receiving notice of termination) pay to Parent in cash an amount equal to all documented out-of-pocket expenses and fees incurred by Parent (including, without limitation, fees and expenses payable to all legal, accounting, financial, and other professionals arising out of, in connection with or related to the transactions contemplated by this Agreement) not in excess of $5 million. If this Agreement is terminated by the Company pursuant to Section 9.01(f), then Parent shall promptly (but not later than five business days after receiving notice of termination) pay to the Company in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the Company (including, without limitation, fees and expenses payable to all legal, accounting, financial, and other professionals arising out of, in connection with or related to the transactions contemplated by this Agreement) not in excess of $5 million.

          (b) In the event that (i) this Agreement is terminated by the Company pursuant to Section 9.01(e) or (ii) any person or group shall have made an Alternative Proposal that has not been withdrawn and this Agreement is terminated by (A) Parent or the Company pursuant to Section 9.01(c) because the Company Shareholders' Approval is not obtained, (B) Parent pursuant to Section 9.01(g)(iii), or (C) by the Company pursuant to Section 9.01(b), then the Company shall promptly (but in no event later than the date of such termination) pay or cause to be paid to Parent, by wire transfer of same day funds, a termination fee of $16.5 million plus an amount equal to all documented out-of-pocket expenses and fees incurred by Parent arising out of, or in connection with or related to, the transactions contemplated by this Agreement, not in excess of $5 million in the aggregate; provided, however, that if this Agreement is terminated pursuant to the provisions of clause (ii) above, then no payment of a termination fee or expenses by the Company to Parent shall be required unless and until a definitive agreement with respect to the applicable Alternative Proposal is executed within one year after such termination and, in such event, a termination fee and expenses shall be payable within one business day after the execution of such definitive agreement.

          (c) Nature of Fees. The parties agree that the agreements contained in this Section 9.03 are an integral part of the Merger and the other transactions contemplated hereby and constitute liquidated damages and not a penalty. The parties further agree that if any party is or becomes obligated to pay a termination fee or expenses pursuant to Sections 9.03(a) or 9.03(b), the right to receive such termination fee or expenses shall be the sole remedy of the other party with respect to the facts and circumstances giving rise to such payment obligation. If this Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall be entitled to recover any additional amounts thereunder. Notwithstanding anything to the contrary contained in this Section 9.03, if one party fails to promptly pay to the other any fee or expense due under this
Section 9.03, in addition to any amounts paid or payable pursuant to Section, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of The Bank of New York from the date such fee was required to be paid.

     Section 9.04 AMENDMENT. This Agreement may be amended at any time before or after approval hereof by the shareholders of the Company and prior to the Effective Time, but after such approval only to the extent permitted by applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.05 EXTENSION OR WAIVER. At any time prior to the Effective Time, the Parent or the Company may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     Section 9.06 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.04 or an extension or waiver pursuant to Section
9.05 shall, in order to be effective, require, in the case of the Company, action by its Board of Directors or the duly authorized committee or designee of its Board of Directors to the extent permitted by law and its Certificate of Incorporation and, in the case of Parent and Merger Sub, action by its Board of Directors or the duly authorized committee or designee of its Board of Directors to the extent permitted by law and its charter or governing documents.

                                    ARTICLE X

                               GENERAL PROVISIONS

     Section 10.01 NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.01, in Articles I and II and in Sections 7.04, 7.08, 7.09, 10.07, 10.08, 10.09 and 10.10.

     Section 10.02 BROKERS. The Company represents and warrants that, except for Salomon Smith Barney Inc., whose fees have been disclosed to Parent prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent represents and warrants that, except for Lazard Brothers & Co., Limited and Lazard Freres & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     Section 10.03 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by reputable overnight courier service, (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) If to the Company, to:

                  E'town Corporation
                  600 South Avenue
                  PO Box 788
                  Westfield, NJ 07090
                  Attention: Andrew M. Chapman

                  Telephone: (908) 654-1234
                  Telecopy:  (908) 232-2719

                  with a copy to:

                  Winthrop, Stimson, Putnam & Roberts
                  One Battery Park Plaza
                  New York, New York  10004-1490
                  Attention: David P. Falck, Esq.

                  Telephone: (212) 858-1000
                  Telecopy:  (212) 858-1500

                  (b) If to Parent, to:

                  Thames Water Plc
                  14 Cavendish Place
                  London W1M 0NU
                  United Kingdom
                  Attention: David Badcock

                  Telephone: +44-171-636-8686
                  Telecopy:  +44-171-436-6755

                  with a copy to:

                  Debevoise & Plimpton
                  875 Third Avenue
                  New York, New York  10022
                  Attention:  Michael W. Blair, Esq.

                  Telephone: (212) 909-6000
                  Telecopy:  (212)-909-6836

                  and

                  Ronald E. Walsh, Esq.
                  Thames Water North America Inc.
                  Two Stamford Plaza
                  281 Tresser Boulevard
                  Stamford, CT 06901

                  Telephone: (203) 355-7400
                  Telecopy:  (203) 355-7410

                  (c) If to Merger Sub, to:

                  Edward Acquisition Corp.
                  c/o Thames Water North America Inc.
                  Two Stamford Plaza, 15th Floor

                  281 Tresser Blvd.
                  Stamford, CT 06901
                  Attention: Ronald Walsh, Esq.
                  Telephone:  (203) 355-7400
                  Telecopy:   (203) 355-7410

                  with a copy to:

                  Debevoise & Plimpton
                  875 Third Avenue
                  New York, New York  10022
                  Attention: Michael W. Blair, Esq.

                  Telephone: (212) 909-6000
                  Telecopy:  (212)-909-6836

     Section 10.04 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (ii) shall not be assigned by operation of law or otherwise; and (iii) shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles.

     Section 10.05 INTERPRETATION. (a) When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          (b) If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

     Section 10.06 COUNTERPARTS; EFFECT. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 10.07 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for Article II and for rights of Indemnified Parties as set forth in Section 7.04, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 10.08 SUBMISSION TO JURISDICTION; WAIVERS. Each of Parent and Merger Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the Company or its successors or assigns may be brought and determined in a state court of the State of New York or in any court of the United States located in New York, and each of Parent and Merger Sub hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 10.03. Each of Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.08, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (d) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     Section 10.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES,
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     Section 10.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                               E'TOWN CORPORATION

                               By:

                                    /s/    Anne Evans Estabrook
                               -------------------------------------------
                                 Name:     Anne Evans Estabrook
                                 Title:    Chairman of the Board

                               THAMES WATER Plc

                               By:

                                    /s/    William J. Alexander
                               -------------------------------------------
                                 Name:     William J. Alexander
                                 Title:    Chief Executive

                               EDWARD ACQUISITION CORP.

                               By:

                                    /s/    David E. Chardavoyne
                               -------------------------------------------
                                 Name:     David E. Chardavoyne
                                 Title:    Vice President and Treasurer